Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-137400 on Form S-4 of our reports dated March 14, 2006, relating to the consolidated financial statements of Fidelity Bankshares, Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fidelity Bankshares, Inc. for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/     Deloitte & Touche LLP
West Palm Beach, Florida
October 12, 2006